SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) June 26, 2006
BARR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9860	42-1612474
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

400 Chestnut Ridge Road, Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip code)
(201) 930-3300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.0: PRESS RELEASE

Item 1.01 Entry into a Material Definitive Agreement.
Barr Pharmaceuticals, Inc. (the “Company” or “Barr”) today announced that it has agreed to make a tender offer to the shareholders of PLIVA d.d. (LSE: PLVD; ZSE: PLVA-R-A) based in Zagreb, Croatia, to purchase 100% of the shares of PLIVA for approximately $2.2 billion in cash. Under the terms of its proposal, the Company would pay PLIVA shareholders who tender their shares HRK 705 cash for each PLIVA share, which equates to approximately $24.42 per each Global Depositary Receipt at current exchange rates. The Supervisory Board of Pliva has endorsed Barr’s proposal.
The Company anticipates that it will launch a tender offer for PLIVA shares later this year, upon receiving Hart-Scott-Rodino clearance, as well as a successful regulatory review in Germany, and approval by the Croatian Agency for Supervision of Financial Services. The closing of the tender offer will be conditioned upon greater than 50% of PLIVA shares being tendered to Barr.
Barr will host a conference call at 8:30 AM Eastern time today to discuss the Company’s bid for PLIVA. The number to call from within the United States is (866) 254-5941, and participants from outside the United States should call (612) 332-0630. A replay of the conference call will be available from 12:00 Noon Eastern time on June 27th through 11:59 PM Eastern time on June 29th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 834027.
  A copy of the release is attached hereto as Exhibit 99.0 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit Number	Exhibit
99.0	Press release issued by Barr Pharmaceuticals, Inc. dated June 27, 2006.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARR PHARMACEUTICALS, INC.
Date: June 27, 2006	/s/ William T. McKee
William T. McKee
Vice President, Chief Financial Officer, and Treasurer